AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2005

                          Registration No. 333-________



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933



                                EVOLVE ONE, INC.
            (Exact name of registration as specified in its charter)



               Delaware                                       13-3876100
     (State or other jurisdiction                          (I.R.S. Employer
   of incorporation or organization                       Identification No.)


                        1000 Clint Moore Road, Suite 101
                            Boca Raton, Florida 33487
                                 (561) 988-0819
          (Address and Telephone Number of Principal Executive Offices)



                                EVOLVE ONE, INC.
                         STOCK OPTION PLAN (As Amended)
                            (Full Title of the Plan)


                                   Copies to:

                                 Gary Schultheis
                                    President
                                Evolve One, Inc.
                        1000 Clint Moore Road, Suite 101
                            Boca Raton, Florida 33487
                                 (561) 988-0819

                         CALCULATION OF REGISTRATION FEE

                                          Proposed    Proposed
                                           maximum     maximum
                                          offering    aggregate     Amount of
Title of securities         Amount to     price per   offering     registration
to be registered          be registered     share       price          fee
________________________________________________________________________________

Common Stock, $.00001
par value per share (1)     8,000,000       $0.47     $3,760,000     $442.00
________________________________________________________________________________

(1) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act, and is calculated upon the average of the bid and asked prices of the securities on the Over-the-Counter Bulletin Board on January 7, 2005.

         Pursuant to Rule 416, there are also being registered such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the options.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          This registration statement relates to separate prospectuses.


         Items 1 and 2 of this Part I, and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to issuances to our employees, directors, consultants and others of up to 8,000,000 shares of common stock pursuant to our Stock Option Plan, as Amended (the "Plan"). Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to Plan participants any required information as specified by Rule 428(b)(1). The second prospectus, referred to as the reoffer prospectus, relates to the reoffer or resale of any shares that are deemed to be control securities or restricted securities under the Securities Act of 1933.

                                   PROSPECTUS

ITEM 1.  PLAN INFORMATION

         In November 1999, our Board of Directors adopted our Plan which was approved by a majority of the stockholders at a meeting on November 11, 1999. Under the Plan, we initially reserved 25,000,000 shares of common stock for the grant of qualified incentive options or non-qualified options. On January 31, 2003, we effected a one-for-250 (1:250) reverse stock split which had the effect of proportionately reducing both the number of shares of our common stock available for issuance under the Plan as well as the number of shares of common stock issuable upon the exercise of the then outstanding options. As a result of the reverse stock split, we had 100,000 shares reserved for issuance under the Plan. On October 20, 2004, our Board of Directors increased the number of shares available for issuance under the Plan to 1,000,000 shares. The number of shares available for issuance under the Plan further increased to 8,000,000 shares as a result of an eight-for-one (8:1) forward stock split of our common stock which became effective on December 3, 2004.

         The issuance of shares under the Plan is restricted to persons and firms who are closely-related to us and who provide services in connection with the development and production of our products and services or otherwise in connection with our business. The Plan authorizes us currently to issue up to 8,000,000 shares of our common stock. Securities must be issued only for bona fide services. Shares are awarded under the Plan pursuant to individually negotiated compensation contracts or as determined and/or approved by the Board of Directors or compensation committee. The eligible participants include directors, officers, employees and non-employee consultants and advisors. There is no limit as to the number of securities that may be awarded under the Plan to a single participant. We anticipate that a substantial portion of the securities to be issued under the Plan will be issued as compensation to our employees, directors, technical consultants and advisors who provide services in the development and promoting of our various products and services and assisting the Company in developing our internal infrastructure, our strategic planning, and our acquisition and strategic alliance program.

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

         The Plan does not require restrictions on the transferability of securities issued thereunder. However, such shares may be restricted as a condition to their issuance where the Board of Directors deems such restrictions appropriate. The Plan is not subject to the Employee Retirement Income Securities Act of 1974 ("ERISA"). Restricted shares awarded under the Plan are intended to be fully taxable to the recipient as earned income.

ITEM 2.  COMPANY INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         We will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. We will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b). Any and all such requests shall be directed to the Company at is principal office at 1000 Clint Moore Road, Suite 101, Boca Raton, Florida 33487, attention: President.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of common stock issuable under the terms of the Plan shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

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

                               REOFFER PROSPECTUS

                                EVOLVE ONE, INC.

                        8,000,000 SHARES OF COMMON STOCK
                               ($.00001 PAR VALUE)

         This prospectus forms a part of a registration statement, which registers an aggregate of 8,000,000 shares of common stock issued or issuable from time-to-time under the Evolve One, Inc. Stock Option Plan, as Amended. The Plan, as now amended, covers the issuance of 8,000,000 common shares.

         Evolve One, Inc. is referred to in this prospectus as "Evolve One," the "Company," "we," "us" or "our." The 8,000,000 shares issued directly or underlying options covered by this prospectus are referred to as the "shares." Persons who are issued shares underlying options or directly are sometimes referred to as the "selling security holders."

         This prospectus also covers the resale of shares by persons who are our "affiliates" within the meaning of federal securities laws. Affiliated selling security holders may sell all or a portion of the shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices, but which may not exceed 1% of our outstanding common stock in any three-month period.

         We will not receive any proceeds from sales of shares by selling security holders.

         These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.




                The date of this prospectus is January 11, 2005.

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by us with the Commission are incorporated herein by reference and made a part hereof:

         -  Form 8-K Current Report filed on December 22, 2004;
         -  Form 8-K Current Report filed on November 19, 2004;
         -  Quarterly Report on Form 10-QSB filed on November 15, 2004;
         -  Form 8-K Current Report filed on November 15, 2004;
         -  Quarterly Reports on Form 10-QSB filed on October 6, 2004;
         -  Annual Report on Form 10-KSB filed on September 24, 2004; and
         -  Quarterly Report on Form 10-QSB filed on September 20, 2004.

         All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

         We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Evolve One, Inc., 1000 Clint Moore Road, Suite 101, Boca Raton, Florida 33487.

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

                                   THE COMPANY

         We are a diversified holding company that develops and operates Internet and direct retail marketing companies. Our operating business segments include:

         o  StogiesOnline.com, and
         o  AuctionStore.com.

STOGIESONLINE.COM

         Formed in 1998, StogiesOnline is an online distributor and retailer of brand name premium cigars within the United States. StogiesOnlines' products consist of premium cigars, factory brand name seconds and mass market cigars and related tobacco products which are sold online to retail and wholesale customers through its website at www.CigarCigar.com. Stogies Online's cigar line consists of nationally recognized brand names including:

         o  Arturo Fuente
         o  AVO
         o  Cohiba
         o  Don Diego
         o  Garcia y Vega
         o  H. Upmann
         o  Macanudo
         o  Montecristo
         o  Opus X
         o  Partagas
         o  Punch
         o  Te-Amo.

         For each of the fiscal year ended December 31, 2003 and the nine months ended September 30, 2004, StogiesOnline represented approximately 97% of our total sales and revenues.

         As a direct buyer from most manufacturers, StogiesOnline is eligible to participate in promotions, which enables it to pass on substantial savings to its customers. StogiesOnline purchases overstocked or overproduced items from manufacturers and other retailers, including factory brand name seconds. Currently, StogiesOnline has entered into non-exclusive distribution agreements with:

         o Miami Cigar, Inc., which distributes Leon Jimenes and Tatiana cigars;

         o Altadis, the manufacturer of Montecristo, H. Upmann, Don Diego, and Romeo y Julieta cigars;

         o General Cigar, the distributor of Punch, Macanudo, Cohiba Red Dot, Partagas, and Hoyo de Monterrey cigars;

         o Excalibur Inter-Continental Cigars, the manufacturer of Al Capone cigars; and

         o Santa Clara, the manufacturer of El Rey del Mundo and Garcia y Vega cigars.

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

         StogiesOnline's website highlights its sale items and changes its product offerings and featured specials weekly. In the event that StogiesOnline does not have a particular product in stock, a customer may place an order to ship on arrival, or telemarketers may direct the customer to similar products by utilizing its database. StogiesOnline currently uses United Parcel Service for shipping orders from its inventory, which is maintained in its Boca Raton, Florida warehouse facility

         Stogies Online's current client base consists of over 10,000 customers in the United States. Purchases from repeat customers have been steady, with repeat buyers accounting for approximately one-third of current orders. During the two years ended December 31, 2003, Stogies did not have any significant customers, the loss of which would have an adverse effect on operations.

         During fiscal 2004 we determined to refocus StogiesOnline's product offerings and the focus of this business segment to concentrate more on cigar accessories, including cigar ashtrays, cigar books, cigar cutters, cigar humidors and cigar lighters, which earn a greater gross profit margin than cigars. As a result of this re-focus, we do not know if revenues from our Stogies Online segment will reach historical levels in future periods.

AUCTIONSTORE.COM

         In July 2004, we organized a new subsidiary, AuctionStore.com, and we launched this segment on December 1, 2004. We believe that AuctionStore.com will become our primary operating segment. The business plan for AuctionStore.com is an Internet-based seller of consigned merchandise whose primary medium of sales is eBay(TM). AuctionStore.com maintains a web site at www.AuctionStore.com. The relationship between AuctionStore.com and a seller will be that of bailor and bailee in which the bailee (seller) deposits his or her personal property (goods) with the bailor (AuctionStore.com) for the purpose of listing and selling the goods to third parties through eBay(TM). We did not generate any sales and revenues from AuctionStore.com during fiscal 2003 and sales and revenues from this subsidiary represented less than 1% of our total sales and revenues for the nine months ended September 30, 2004.

         The eBay(TM) Marketplace and Drop Off Stores

         Founded in September 1995, eBay(TM) (NASDAQ: EBAY; http://www.ebay.com) bills itself as the world's online marketplace for the sale of goods and services by a diverse community of individuals and businesses. The eBay(TM) community includes tens of millions of registered members from around the world. On an average day, there are millions of goods listed on eBay(TM). People come to the eBay marketplace to buy and sell goods in thousands of categories. eBay(TM) offers a wide variety of features and services that enable members to buy and sell on the site quickly and conveniently. Buyers have the option to purchase goods in auction-style format or goods can be purchased at fixed price through a feature called Buy-It-Now. In addition, goods at fixed price are also available at Half.com, an eBay company.

         Of eBay's(TM) approximately 114 million registered users, roughly 90% are buyers. According to an August 2004 New York Times article, eBay(TM) would like to attract more sellers, but many people are unwilling or unable to take digital photos of their items, write complete descriptions and post the products on eBay(TM) for sale. New eBay(TM) sellers are also more skeptically regarded and their items can fetch lower prices because they do not have a track record of successful transactions with which to market themselves. This market need has spawned the creation of an industry segment of eBay(TM) drop off stores which list, package and ship eBay(TM) items for sellers on a fee/commission basis. Many of these eBay(TM) drop off stores are local, but several companies including AuctionDrop, are seeking to establish a national presence. eBay(TM) has recently begun promotion of the drop off stores on its web site, listing them in a public database of drop off stores and creating standards of conduct.

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AuctionStore.com has become an eBay Trading Assistant and has joined the eBay
Trading Assistants' Directory. As an eBay Trading Assistant, it will be adding the eBay Trading Assistant logo to all its listings with HTML code from eBay.

         How AuctionStore.com Works

         The premise of AuctionStore.com is simple -- customer drops off goods they would like to sell at AuctionStore.com's location, and it arranges for those goods to be sold online via an eBay(TM) auction. We envision that in the future we will set up collection points for goods outside the South Florida area in order to expand our customer base.

         Goods to be sold are to be worth at least $50 and goods with an estimated value of less than $50 will require a minimum upfront charge of $19.95 as a listing commission. AuctionStore.com's ordinary service commission for goods sold will range from approximately 10% to 40%, depending on the sales price of the goods. AuctionStore.com is not directly affiliated with or endorsed by eBay(TM).

         After accepting goods, it will be AuctionStore.com's responsibility to:

         o create a detailed, informative, concise, compelling listing description for goods to be listed on eBay(TM).
         o  describe the goods
         o  enter the listing for the goods on eBay(TM),
         o  professionally photograph the goods
         o  download the photograph(s) to eBay(TM)
         o  package the goods,
         o  store the goods,
         o respond to all inquiries about the goods from potential buyers, via telephone and email,
         o  process all financial transactions,
         o  process all shipping transactions,
         o  ship the goods, and
         o mail a check to the customer once the goods have been paid for, once the return period and refund period lapses and all payments settle. It is anticipated that the customer will receive funds within 30 days of settlement.

         Once it has listed the goods for its customer on eBay(TM), AuctionStore.com will provide the customer with a link to the particular auction as well as monitoring the ongoing auction. Payment by the purchaser of the auctioned goods can be made using either PayPal(TM) or by check or credit card. AuctionStore.com is utilizing the Andale, Inc. suite of software tools. Anadale, Inc. is a provider of eBay(TM) market intelligence and auction management services to more than 1.5 million online sellers worldwide. In future periods we may purchase additional computer hardware and a customized software package with expanded research and tracking capacities. We anticipate that the costs of this additional hardware and software will be approximately $50,000.

         We believe that there are a number of advantages for customers to use our AuctionStore.com service, including:

         o making it easy for people who do not know how to sell on eBay(TM) and do not want to take the time to learn,
         o making it easy for people who do not have a computer or access to a computer or the Internet,

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         o  making it easy for people who do not know how to download pictures or do not own a digital camera,
         o providing a method for people to turn unwanted or un-needed goods into cash quickly,
         o providing a service for a one time seller or for the busy individual,
         o providing a feedback reputation that shows strength and responsibility as eBay(TM) sellers without feedback generally do not attract all potential bidders,
         o  providing a shipping, packing, storage and tracking service,
         o  providing anonymity to sellers, and
         o  removing the stigma attached to a pawn shop.

         AuctionStore.com will generate revenues from commissions on goods sold based the final sales price, as follows:

         o  39% if the goods sell from $1.00 to $200.00,
         o  35% if the goods sell from $200.01 to $500.00,
         o  25% if the goods sell from $500.01 to $1000.00, and
         o  20% if the goods sell from $1000.01 to $5000.00.

The minimum service commission is $19.95.

         AuctionStore.com will pay all eBay(TM) charges when goods sells. These charges include:

         o  5.25% of the first $25.00,
         o  2.75% of the next $975 ($25.01 to $1000),
         o  1.5% of the remaining amount over $1000.00, and
         o  a 2.9% transaction commission.

         AuctionStore.com will limit its liability, and the liability of its employees and suppliers, to a seller or any third parties to the greater of the estimated value of the applicable goods, as described by seller, or $100. Some states do not allow the exclusion or limitation of incidental or consequential damages, so the above limitation or exclusion may not apply to seller.

         In order to properly staff this segment, we will need to hire and train additional personnel, including:

         o Auction sales consultants who will explain our service to customers and work at drop off locations to evaluate and inspect the condition of goods to be listed, accept the goods for listing and complete the sign up process with our customer,

         o Customer service representatives who will be responsible for responding to customer email and telephone inquires, following up with customers after the sale has been completed, process returns from buyers, research information on eBay and analyze trends,

         o Goods listers, proofreaders and photographers who will facilitate the listing process, and

         o Packers and shippers who will facilitate the order fulfillment process.

         As of the date hereof we are utilizing two temporary to hire individuals and, based upon our preliminary analysis, we believe that we will need to hire approximately two to three additional

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individuals to fill these positions. We do not believe we will have any difficulty in hiring qualified personnel at competitive salaries.

ORDER FULFILLMENT AND SHIPPING

         We handle all order fulfillment and shipping of products ordered from StogiesOnline.com from our warehouse facilities in Boca Raton, Florida. These facilities are equipped with the necessary infrastructure to warehouse and store inventory and pack and ship orders. This existing infrastructure will be used for the receipt, storage and shipment of goods sold through our AuctionStore.com subsidiary.

OUR OTHER OPERATIONS

         Our historic financial results included operations of two additional subsidiaries, including:

         A1DISCOUNTPERFUME

         A1DiscountPerfume is an online distributor and retailer of brand name premium colognes, perfumes and exercise and yoga equipment within the United States through its web site located at www.A1DiscountPerfume.com. Formed in September 2001, A1DiscountPerfume specializes in men's and women's fragrances. The site employs the Microsoft/Great Plains eEnterprise system which permits customers to benefit by having direct access to up-to-the-minute information about inventory, pricing, "hot deals" as well as order information. The eEnterprise system allows A1DiscountPerfume.com to inexpensively reach customers anywhere, around the clock. For the fiscal year ended December 31, 2003 and the nine months ended September 30, 2004, sales and revenues from A1DiscountPerfume represented approximately 3.4% and approximately 3.0%, respectively, of our total sales and revenues.

         As a result of an increase in charge backs related to the unauthorized use of credit cards by third parties to make online purchases of merchandise from A1DiscountPerfume, as well as significant competition within this market segment, we have ceased operations and are selling its remaining inventory.

         INTERNATIONAL INTERNET VENTURE I, LLC

         International Internet Venture I owns an equity interest in the securities of an unaffiliated third party which are classified as on our balance sheet as marketable equity securities. Our investment in available-for-sale securities includes 10,000,000 shares which are not registered of SGD Holdings, Ltd., formerly known as Goldonline International, Inc., a holding company primarily engaged in acquiring and developing jewelry related businesses, with a cost of $58,854 and a closing value on September 30, 2004 of $200,000 ($.02 per share). Our investment represents approximately 10.4% of the outstanding stock of SGD Holdings, and, accordingly, we are subject to certain restrictions on the number of shares we can sell. There can be no assurance that we will realize the calculated carrying value of the securities. We classify 6,059,000 shares of SGD Holdings as non-current and 3,941,000 shares of SGD as current, which is approximately the maximum number of shares we could sell within the next twelve months.

         During the latter part of 2002, we became aware, based upon SEC filings by SGD Holdings that SGD Holdings had taken the position that we were the holder of 1,666,666 pre-split shares (SGD had a 6 for 1 reverse split) and rather than the 10 million shares of SGD Holdings that we assert ownership over. It is our position that the number of shares that we held of SGD Holdings as of September 30, 2004 is based upon purchase and sale arrangements between Evolve One and SGD Holdings wherein we were sold, issued and receive 10 million post split shares of SGD Holdings. The shares issued and delivered to us by SGD Holdings reflected the split and the new split CUSIP change. On November 11, 2000,

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

following our receipt of these shares, we filed a Form 13D with the SEC, as prepared by SGD Holding's counsel, reflecting the ownership of these shares. SGD Holding filed quarterly and annual reports with the SEC reflecting the ownership of 10 million shares by us. Should it ultimately be determined that the shares should be pre-split shares, then our investment in SGD Holdings, as of September 30, 2004, rather then being included in the balance sheet as $200,000, might be reduced depending upon the impact of the share price differential on the market price of the SGD Holding's shares and the reduced number of shares that we would be considered as holding which would, in turn, reduce our working capital.

         Under certain circumstances holding securities of a third party for investment purposes could result in our company becoming subject to the Investment Company Act of 1940. As we do not want to become an "investment company" under the Investment Company Act of 1940, we do not presently intend to acquire any additional securities of third parties to be held by us for investment purposes.

COMPETITION

         All direct marketing and retail businesses are highly competitive. We compete for consumer expenditures with all other forms of retail businesses, including department, discount, warehouse and specialty stores, mail order, catalog and television home shopping companies as well as other direct sellers and infomercials. The Internet home shopping industry is highly competitive. The industry offers consumers convenience, entertainment and the opportunity to test market new products, create brand awareness and access additional channels.

         Our StogiesOnline.com segment competes against a number of online cigar and cigar accessory retailers, including JRcigar.com and CheapHumidors.com. Our AuctionStore.com segment will compete against a number of similar companies including Auction Drop.com, Complete Auctions.com, QuikDrop, AuctionWagon.com and NuMarkets. We are at a competitive disadvantage in attracting viewers to our web sites due to our limited advertising budget. We expect increasing competition for viewers from major Internet providers and retailers that may seek to enter Internet shopping. We believe that the number of new entrants into the Internet shopping industry will also continue to increase. Most of our competitors are larger and more diversified than Evolve One and have greater financial, marketing, merchandising and distribution resources that we do. We cannot predict the degree of success, if any, with which we will meet competition in the future.

MARKETING

         We market StogiesOnline.com to our existing base of customers through weekly emails featuring special offers. For AuctionStore.com to be successful we need to attract sellers to our service. We intend to advertise this company utilizing print advertising in Boca Magazine, screen ads at local movie theatres and radio. In addition, we intend to sponsor events with local charities as a method of marketing AuctionStore.com. We anticipate the costs of advertising for the first year will be approximately $25,000.

GOVERNMENT REGULATION

         We are not currently subject to direct federal, state or local regulation, and laws or regulations applicable to access or commerce on the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security.

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

         The tobacco industry is subject to regulation at federal, state and local levels. Federal law has required states, in order to receive full funding for federal substance abuse block grants and other federal assistance, to establish a minimum age of 18 years for the sale of tobacco products, together with an appropriate enforcement program. The recent trend is toward increasing regulation of the tobacco industry, and the increase in popularity of cigars could lead to an increase in regulation of cigars.

         The Food and Drug Administration (the "FDA") has determined that nicotine is a drug and that it has jurisdiction over cigarettes and smokeless tobacco products, as nicotine-delivering medical devices, and therefore, promulgated regulations restricting and limiting the sale, distribution and advertising of cigarette and smokeless tobacco products. Cigars are not specifically included in the FDA's regulations. Present tobacco regulations which do appear applicable to cigars in addition to focusing on cigarettes are the prohibition on retailers from selling cigarettes, cigarette tobacco or smokeless tobacco to persons under the age of 18 and requiring retailers to check the photographic identification of every person under the age of 27 who requests purchases of tobacco products, and requirement that cigars carry warning labels similar to those contained on cigarette packages which cigar companies are now required to display clearly and permanently on packages, in print ads, on audio and video ads, on point of purchase displays and on the Internet.

         While the cigar industry historically has not been subject to government regulatory efforts, focus has increased on possible need to increase regulation in this area and there can be no assurance that there will not be an increase in federal regulation in the future against cigar manufacturers or distributors. The costs to us of increased government regulations could have a material adverse effect on our business and results of operations.

         As a result of our entry into the AuctionStore.com operating segment, we could become subject to the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 which is part of the USA PATRIOT Act. This Act, among other things, may require us to adopt an anti-money laundering program and procedures to verify the identity of our customers, and to monitor more closely international transactions. Regulations under this Act may impose substantial burdens on our business. Failure to comply with this Act or other applicable state and federal money laundering laws could result in significant criminal and civil penalties and forfeiture of significant assets. Even if we comply with these laws, federal and state law enforcement agencies could seize customer funds that are proceeds of unlawful activity, which could result in adverse publicity for us and affect our business adversely.

INTELLECTUAL PROPERTY

         To protect our proprietary rights, we rely generally on copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and agreements with consultants, vendors and customers, although we have not signed such agreements in every case. Despite such protections, a third party could, without authorization, copy or otherwise obtain and use our intellectual property. We can give no assurance that our agreements with employees, consultants and others who participate in development activities will not be breached, or that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently developed by competitors.

         We believe that our Internet domain names are critical to our brand recognition and our overall success. If we are unable to protect these domain names, our competitors could capitalize on any brand recognition we may have or we may develop. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries has changed, and may undergo further change in the near future. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may not be able to protect our company's own domain names, or prevent third parties from acquiring domain names that are confusingly similar to, infringe upon or otherwise decrease the value of our domain names.

         In general, there can be no assurance that our efforts to protect our intellectual property rights through copyright, trademark and trade secret laws will be effective, if granted, or if granted that these protections will be sufficient so as to prevent misappropriation of our intellectual property. Our failure or inability to protect our proprietary rights could materially adversely affect our business, financial condition and results of operations.

EMPLOYEES

         At November 30, 2004, we had eight employees, all of whom are full-time employees. None of our employees are covered by a collective bargaining agreement, nor are they represented by a labor union. We consider our employee relations to be good. We anticipate that we will add employees in future periods as our business expands. We do not anticipate any difficulty in locating and hiring qualified employees.

FACILITIES

         In August 2004, we relocated to approximately 5,325 square feet of office and warehouse space not far from our previous location in Boca Raton, Florida. Under the terms of this five-year lease with an unaffiliated third party, we pay an initial monthly base rent of approximately $6,500, which is subject to an annual 5% escalation during the remaining years of the lease term. We sub-lease approximately 1,545 square feet of this space to a company which is an affiliated of our management for a monthly rental of $2,000. Our existing facilities are equipped with the necessary material moving and storage infrastructure as we believe is necessary to conduct our operations.

LEGAL PROCEEDINGS

         We are not presently a party to any pending legal proceedings.

             RISK FACTORS AFFECTING OUR FUTURE RESULTS OF OPERATIONS

         Our future results of operations involve a number of risks and uncertainties. The following paragraphs discuss a number of risks that could impact the Company's financial condition and results of operations.

WE HAVE A HISTORY OF LOSSES AND A SUBSTANTIAL ACCUMULATED DEFICIT, AND MANAGEMENT CANNOT ASSURE YOU THAT IT WILL OBTAIN PROFITABILITY IN THE FUTURE. AS A RESULT, YOU COULD LOSE YOUR ENTIRE INVESTMENT IN OUR COMPANY.

         For the fiscal years ended December 31, 2003 and 2002, we had sales and revenues of $1,368,886 and $1,454,193, respectively, and net losses of $1,344,883 and $1,535,406, respectively. For the nine months ended September 30, 2004 we reported sales and revenues of $494,953 and a net loss of $842,538. As a result of a move to a new facility during which time we suspended shipments of products, we reported no sales and revenues during the three months ended September 30, 2004 and a net loss for that period of $279,400. We resumed shipment of products in November 2004. The report of our independent registered public accounting firm on our financial statements for the fiscal year ended December 31, 2003 contained a qualification regarding the auditor's inability to confirm the carrying value of certain of our assets which are marketable securities held for investment. Our operating results for future periods will include significant expenses, including sales and marketing costs, programming and administrative expenses. As a result, we are unable to predict whether we will achieve profitability in the foreseeable future, if ever. Our failure to achieve profitable operations in future periods will adversely affect our available working capital which would in turn limit our ability to grow, increase revenues and continue as going concern.

A SUBSTANTIAL PORTION OF OUR HISTORICAL REVENUES HAS BEEN DERIVED FROM OUR STOGIESONLINE SUBSIDIARY. WE ARE CHANGING THE FOCUS OF THAT SUBSIDIARY WHICH COULD ADVERSELY AFFECT REVENUES IN FUTURE PERIODS.

         Sales and revenues from our StogiesOnline subsidiary represented approximately 97% of our total sales and revenues for each of the nine months ended September 30, 2004 and the fiscal year ended December 31, 2003. For the nine months ended September 30, 2004 our StogiesOnline subsidiary reported sales and revenues of $480,006 and a net loss of $215,034 as compared to sales and revenues of $1,003,122 and a net loss of $153,613 for the nine months ended September 30, 2003. The results for the nine months ended September 30, 2004 represented a decline in sales and revenues of $523,116, or approximately 52%, from the sales and revenues for the comparable nine-month period in fiscal 2003. While a portion of this decline was attributable to the lack of any sales and revenues during the three months ended September 30, 2004 as a result of a suspension in the shipment of products while we relocated our facilities, this decline is also attributable to a refocus of our business efforts within this segment to concentrate more on the sales of cigar accessories, such as ashtrays, cigar books, cutters, humidors and lighters, which earn a greater gross profit margin, and reduce our focus on the sales of cigars which earn a smaller gross profit margin. There are no assurances that sales and revenues from the StogiesOnline subsidiary will return to historic levels following this refocus of product mix. As a result of this uncertainty regarding future sales and revenues from this segment, although there is a greater profit margin in cigar accessories, there are also no assurances that the reduction in sales and revenues attributable to this product mix change will not also increase our losses in future periods which could adversely effect our ability to continue as a going concern.

WE ARE FOCUSING A SIGNIFICANT PORTION OF OUR CURRENT EFFORTS ON DEVELOPING OUR AUCTIONSTORE.COM SEGMENT. BECAUSE THIS IS A NEW BUSINESS VENTURE IN A HIGHLY COMPETITIVE MARKET SEGMENT, THERE ARE NO ASSURANCES THAT THIS SEGMENT WILL EVER REPORT SIGNIFICANT SALES AND REVENUES OR PROFITABLE OPERATIONS.

         In July 2004, we organized a new subsidiary, AuctionStore.com. The business plan of this new business segment is as an Internet-based seller of consigned merchandise whose primary medium of sales is eBay(TM). We are still in the development stages of this business and have yet to launch its web site. There can be no assurances whatsoever that we will be able to successfully implement our business model for this segment, penetrate its target markets, develop brand recognition or attain a wide following for its products and services. We are subject to all the risks inherent in a start-up enterprise, which are further exacerbated by the highly competitive nature of this market segment. The prospects for Auctionstore.com must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business. There are no assurances that this operating segment will ever generate any significant sales and revenues or attain profitable operations. In addition, as a result of management's focus on this new business segment, the remaining segments of our operations may adversely be effected which could hinder our ability to continue as a going concern.

WE WILL REQUIRE ADDITIONAL CAPITAL TO FUND OUR ONGOING OPERATIONS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, WE WILL NOT BE ABLE TO CONTINUE OPERATIONS.

         Our sales and revenues have not been significant enough to generate sufficient gross profits to fund our daily operations. While management believes in the viability of our strategy to improve sales and revenues, we cannot accurately predict when, or if, our sales and revenues and profits will increase to the level necessary to sustain our operations. We will need to raise capital to fully implement our business, operating and development plans and sustain our ongoing operations. We do not presently have any sources of working capital. If we are unable to obtain working capital when needed, we may be required to curtail or discontinue some or all of our business and operations.

CAPITAL RAISING EFFORTS IN FUTURE PERIODS MAY BE DILUTIVE TO OUR STOCKHOLDERS OR RESULT IN INCREASED INTEREST EXPENSE IN FUTURE PERIODS.

         As described above, we may seek to raise capital through the sale of equity and debt securities or a combination thereof. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by existing stockholders, including purchasers in this offering, will be reduced and those stockholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.

WE CURRENTLY OWN MARKETABLE EQUITY SECURITIES HELD FOR INVESTMENT WHICH COULD MAKE IT AN "INVESTMENT COMPANY." THE CARRYING VALUE OF THOSE SECURITIES COULD BE SUBSTANTIALLY REDUCED OR WRITTEN OFF IN FUTURE PERIODS AS A RESULT OF A DISPUTE REGARDING THOSE SECURITIES.

         The Investment Company Act of 1940 restricts the operations of companies that are deemed to be an "investment company." Previously, we have made an investment in SGD Holdings, Inc. Based upon the current carrying value of these investment securities at September 30, 2004 we could be deemed to be an inadvertent investment company. As set forth in our annual and quarterly filings with the SEC the number of shares of SGD Holdings, Inc. owned by us is in dispute. Based upon certain future events the carrying value of these investment securities could be reduced. It is not our intention, however, to become an investment company and thereby be subject to the Investment Company Act of 1940. If, however, we should inadvertently become subject to the Investment Company Act of 1940 and if we should fail to comply with the requirements of that act, we would be prohibited from engaging in business or selling our securities, and could be subject to civil and criminal actions for doing so. Any failure to comply with the Investment Company Act would therefore seriously harm our business.

         In addition, should it ultimately be determined that the number of shares of SBG Holdings we reflect as owned by us is incorrect, then our investment in SGD Holdings, as of September 30, 2004, rather then being included in the balance sheet as $200,000, might be reduced depending upon the impact of the share price differential on the market price of the SGD Holding's shares and the reduced number of shares that we would be considered as holding which would, in turn, reduce our working capital.

THE TRADING PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE EXTREMELY VOLATILE.

         The trading price of our common stock has been and is likely to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

         o  actual or anticipated variations in our quarterly operating results;
         o  additions or departures of key personnel;
         o  announcements of new services by us;
         o  conditions or trends in the Internet and online commerce;
         o  developments in Internet regulation;
         o announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
         o  sales of our common stock or other securities in the open market;
            and
         o other events or factors, including these described in this "Risk Factors" section and others that may be beyond our control.

         The trading price of our common stock has recently increased significantly from historical trading prices. This trading price and valuation may not be sustained. In the past, following declines in the market price of a company's securities, securities class-action litigation often has been instituted. Litigation of this type, if instituted, could result in substantial costs and a diversion of management's attention and resources.

OUR COMMON STOCK IS CURRENTLY QUOTED ON THE OTCBB, BUT TRADING IN THE SHARES IS LIMITED. BECAUSE OUR COMMON STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR COMMON STOCK IS CONSIDERED A "PENNY STOCK" WHICH CAN ADVERSELY AFFECT ITS LIQUIDITY.

         The market for our common stock is extremely limited and there are no assurances an active market for our common stock will ever develop. In addition, the trading price of our common stock is currently below $5.00 per share and we do not anticipate that it will be above $5.00 per share for any sustained period of time in the foreseeable future. Because the trading price of our common stock is less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of our securities in the secondary market because few broker or dealers are likely to undertake these compliance activities.

FOR ALL OF THE AFORESAID REASONS, AND OTHERS, INCLUDING THOSE SET FORTH HEREIN, THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THESE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN EVOLVE ONE AND HAVE NO IMMEDIATE NEED FOR A RETURN ON THEIR INVESTMENT.

                                 EVOLVE ONE, INC.
                                STOCK OPTION PLAN

INTRODUCTION

         The following descriptions summarize certain provisions of our Evolve One, Inc. Stock Option Plan, as Amended. This summary is not complete and is qualified by reference to the full text of the Plan. A copy of the Plan and the Plan, as Amended, have been filed as exhibits to the registration statement of which is prospectus is a part. Each person receiving a Plan option or stock award under the Plan should read the Plan in its entirety.

         In November 1999, our Board of Directors adopted our Plan which was approved by a majority of the stockholders at a meeting on November 11, 1999. Under the Plan, we initially reserved 25,000,000 shares of common stock for the grant of qualified incentive options or non-qualified options. On January 31, 2003, we effected a one-for-250 (1:250) reverse stock split which had the effect of proportionately reducing both the number of shares of our common stock available for issuance under the Plan as well as the number of shares of common stock issuable upon the exercise of the then outstanding options. As a result of the reverse stock split, we had 100,000 shares reserved for issuance under the Plan. On October 20, 2004, our Board of Directors increased the number of shares available for issuance under the Plan to 1,000,000 shares. The number of shares available for issuance under the Plan further increased to 8,000,000 shares as a result of an eight-for-one (8:1) forward stock split of our common stock which became effective on December 3, 2004.

         The purpose of the Plan is to advance the interests of our company by providing an incentive to attract, retain and motivate highly qualified and competent persons who are important to us and upon whose efforts and judgment the success of our company is largely dependent, including our officers and directors, key employees, consultants and independent contractors. The Plan is administered by our Compensation Committee. The Compensation Committee determines, from time to time, those of our officers, directors, employees and consultants to whom Plan options will be granted, the terms and provisions of the Plan options, the dates such Plan options will become exercisable, the number of shares subject to each Plan option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the Plan, and the interpretation of the provisions thereof, are to be resolved t the sole discretion of the Compensation Committee.

         Plan options granted under the Plan may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not so qualify. Any incentive option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant. Non-qualified options must provide for an exercise price of not less than 85% of the fair market value of our common stock on the date of grant.

         The term of each option and the manner in which it may be exercised is determined by the Board of Directors, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant.

         The per share purchase price of shares subject to options granted under the Plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment will not change the total purchase price payable upon the exercise in full of options granted under the Plan. All options are non-assignable and nontransferable, except by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. Previously granted options are subject to early termination in the event of the death, disability or mental incapacity of the option holder, or in the instance of options granted to employees, the termination of that employee's employment with our company.

         The Board of Directors may amend, suspend or terminate the Plan at any time, except that no amendment shall be made which:

         o increases the total number of shares subject to the Plan or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in our capitalization);

         o  affects outstanding options or any exercise right thereunder;

         o  extends the term of any option beyond 10 years; or

         o  extends the termination date of the Plan.

         Unless the Plan is earlier suspended or terminated by the Board of Directors, the Plan terminates 10 year from the date of the Plan's adoption. Any termination of the Plan does not affect the validity of any options previously granted thereunder.

         The potential benefit to be received from a Plan option is dependent on increases in the market price of the common stock. The ultimate dollar value of the Plan options that have been or may be granted under the Plan is not currently ascertainable. On January 7, 2005, the closing price of our common stock as reported on the OTC Bulletin Board was $0.44.

         The current members of our Compensation Committee are Irwin Horowitz and Martin Scott.

FEDERAL INCOME TAX EFFECTS

         The following discussion applies to the Plan and is based on federal income tax laws and regulations in effect on September 30, 2004. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of state, local or foreign tax laws which may be applicable. Accordingly, any person receiving a grant under the Plan should consult with his own tax adviser.

         The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         An employee granted an incentive stock option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of common stock received upon exercise of the incentive stock option over the exercise price is an item of tax preference under Section 57(a)(3) of the Code and may be subject to the alternative minimum tax imposed by Section 55 of the Code. Upon disposition of stock acquired on exercise of an incentive stock option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the incentive option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the incentive option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an incentive stock option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of 1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the incentive stock option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the incentive stock option is exercised, it may be necessary for the employee to amend his return to eliminate the tax preference item previously reported). We are not entitled to a tax deduction upon either exercise of an incentive option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a Disqualifying Disposition.

         If the holder of an incentive stock option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the incentive stock option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the incentive stock option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the common stock is issued to the employee upon exercise of the incentive option. If an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

         In respect to the holder of non-qualified options, the option holder does not recognize taxable income on the date of the grant of the non-qualified option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. However, if the holder of non-qualified options is subject to the restrictions on resale of common stock under Section 16 of the Securities Exchange Act of 1944, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

         In connection with the issuance of stock grants as compensation, the recipient must include in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which beneficial interest in the property either is "transferable" or is not subject to a "substantial risk of forfeiture." A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Stock grants received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the stockholder to suit under that section. The rights of the recipient are treated as transferable if and when the recipient can sell, assign, pledge or otherwise transfer any interest in the stock grant to any person. Inasmuch as the recipient would not be subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 and the stock grant, upon receipt following satisfaction of condition prerequisites to receipt, will be presently transferable and not subject to a substantial risk of forfeiture, the recipient would be obligated to include in gross income the fair market value of the stock grant received once the conditions to receipt of the stock grant are satisfied.

RESTRICTIONS UNDER SECURITIES LAWS

         The sale of all shares issued under the Plan must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater stockholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption. Our officers, directors and 10% and greater stockholders may also become subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

                              SELLING STOCKHOLDERS

         As of the date of this prospectus, the names of our affiliates who have received shares or options under our Stock Option Plan, and who may desire to sell their shares under this prospectus, are reflected below. These persons will be members of our Board of Directors and/or officers of Evolve One. In addition, other options or stock grants may be made to affiliates which we are not able to identify at this time. Before any of our affiliates sell any of his or her shares received under the Plan, we will supplement this prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number of shares proposed to be sold under this prospectus. Included among the options and restricted stock now covered under our Plan will be the following awards to executives and/or directors of Evolve One or its subsidiaries:

                                                 Number of
                       Name                      Options/Shares
                       ----                      --------------

                  Gary Schultheis                  1,200,000
                  Herbert Tabin                    1,200,000
                  Martin Scott                         8,000
                  Irwin Horowitz                      32,000


                              PLAN OF DISTRIBUTION

         The information under this heading includes resales of shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws.

         The shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

         The selling security holders may sell shares in one or more of the following methods, which may include crosses or block transactions:

         - through the "pink sheets", on the over-the-counter Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges;

         - in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates; or

         - through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

         Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders who are affiliates of Evolve One and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

         We have advised the selling security holders who are affiliates that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus should be delivered. In addition, selling security holders who are affiliates may not dispose of that number of shares that exceed 1% of our outstanding common stock in any consecutive three-month period.

         We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

         Sales of securities by us and the selling security holders or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

DESCRIPTION OF SECURITIES

GENERAL

         The following description of our capital stock and provisions of our Certificate of Incorporation is a summary thereof and is qualified by reference to our Certificate of Incorporation, copies of which may be obtained upon request. Our authorized capital consists of 1,000,000,000 shares of common stock, par value $.00001 per share, of which approximately 26,130,432 shares are issued and outstanding on January 11, 2005. We are authorized to issue 10,000,000 shares of preferred stock, of which no shares are issued or outstanding.

COMMON STOCK

         Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefor. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

         Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

PREFERRED STOCK

         Our articles of incorporation authorizes our board of directors to create and issue series of preferred stock from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as permitted under Indiana law.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716; telephone (732) 872-2727.

                                  LEGAL MATTERS

         The validity of the securities offered under the options described in this registration statement will be passed upon for us by Schneider Weinberger & Beilly LLP, 2200 N.W. Corporate Boulevard, Suite 210, Boca Raton, Florida 33431-7307.

                                     EXPERTS

         The consolidated financial statements of Evolve One, Inc. as of December 31, 2003, and for the years ended December 31, 2003 and 2002 appearing in our Annual Report on Form 10-KSB for the year ended December 31, 2003, have been audited by Goldstein Lewin & Co., Certified Public Accountants, as set forth in their report thereon and are incorporated by reference in reliance upon the authority of such firm as experts in auditing and accounting.

                                 INDEMNIFICATION

         Section 145 of the General Corporation Law of Delaware, under which we are incorporated, empowers a corporation to indemnify any person who was, or is, a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such caction was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, eh or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         Our certificate of incorporation require us to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The documents listed below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

         -  Form 8-K Current Report filed on December 22, 2004;
         -  Form 8-K Current Report filed on November 19, 2004;
         -  Quarterly Report on Form 10-QSB filed on November 15, 2004;
         -  Form 8-K Current Report filed on November 15, 2004;
         -  Quarterly Reports on Form 10-QSB filed on October 6, 2004;
         -  Annual Report on Form 10-KSB filed on September 24, 2004; and
         -  Quarterly Report on Form 10-QSB filed on September 20, 2004.

         All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

         We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Evolve One, Inc., 1000 Clint Moore Road, Suite 101, Boca Raton, Florida 33487.

ITEM 4.  DESCRIPTION OF SECURITIES

         A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of Delaware, under which we are incorporated, empowers a corporation to indemnify any person who was, or is, a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses

(including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such caction was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, eh or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         Our certificate of incorporation require us to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Persons eligible to receive grants under the Plan will have an existing relationship with us and will have access to comprehensive information about us to enable them to make an informed investment decision. The recipient must express an investment intent and, in the absence of registration under the Act, consent to the imprinting of a legend on the securities restricting their transferability except in compliance with applicable securities laws.

ITEM 8.  EXHIBITS

         5.1      Consent of Schneider Weinberger & Beilly LLP*
         10.1     Evolve One, Inc. Stock Option Plan, as Amended*
         23.1     Consent of Independent Certified Public Accountants*
         23.2     Consent of Schneider Weinberger & Beilly LLP (included in
                  Exhibit 5.1)*
         _________________
         * Filed herewith.

ITEM 9.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 against such liabilities (other than the payment by the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on January 11, 2005.

                                EVOLVE ONE, INC.


                                By: /s/ Gary Schultheis
                                    --------------------------------------------
                                    Gary Schultheis, Chief Executive Officer,
                                    President and Principal Executive, Financial
                                    and Accounting Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                          Title                         Date
     ---------                          -----                         ----

 /s/ Gary Schultheis           Chief Executive Officer          January 11, 2005
 -------------------           and President (Principal
 Gary Schultheis               Executive, Financial
                               and Accounting Officer)


 /s/ Herbert Tabin             Director                         January 11, 2005
 -------------------
 Herbert Tabin


 /s/ Martin Scott              Director                         January 11, 2005
 -------------------
 Martin Scott


 /s/ Irwin Horowitz            Director                         January 11, 2005
 -------------------
 Irwin Horowitz